UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (February 7, 2005)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2005, Gerber Scientific, Inc. appointed Jay Zager as Senior Vice President and Chief Financial Officer of Gerber Scientific effective on February 28, 2005. The information set forth under Item 5.02(c) of this report is incorporated in this Item 1.01 by this reference.

Under the terms of his employment arrangement with Gerber Scientific, Mr. Zager will receive a base salary payable at an annual rate of $300,000. Under his employment arrangement and on the first day of his employment, Mr. Zager will be granted stock options to purchase 100,000 shares of Gerber Scientific common stock at a price equal to the fair market value of the stock on the date of grant. The options will vest in three equal annual installments beginning one year from the date of grant. Mr. Zager will also receive a bonus of $50,000 upon starting employment with Gerber Scientific and will be entitled to receive guaranteed minimum bonus payments of $37,500 annually for fiscal years 2005, 2006, and 2007. Mr. Zager will be eligible to participate in Gerber Scientific's 2005-2006 Executive Annual Incentive Bonus Plan at a bonus target rate of 50 percent of his annual base salary and to participate in Gerber Scientific's other compensation and benefits programs that are available to Gerber Scientific senior vice presidents generally.

Under the terms of his employment arrangement, Mr. Zager will enter into a change in control agreement with Gerber Scientific pursuant to which he will be entitled to receive, upon a "change in control" (as defined in the agreement), a lump sum payment equal to a multiple of two and one-half years of his annual salary and target bonus; continuation of health and life insurance and other employee welfare benefits provided by Gerber Scientific; immediate vesting of stock options; and reimbursement of federal excise taxes, if any, resulting from the payment of the benefits under the agreement. Mr. Zager will also be eligible for payments set forth in the company's severance policy, which will entitle him to receive, if Gerber Scientific terminates his employment without "cause" (as defined in the agreement), a pro rata portion of the bonus he would have received under the bonus plan if he had continued to be employed through the end of the fiscal year; his base salary for his designated severance period; and for his designated severance period and subject to any applicable employee contributions, health insurance coverage under the health insurance plan provided to him prior to his termination. Mr. Zager's designated severance period will be three months for his first 12-month period of employment and 12 months thereafter.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On February 3, 2005, Gerber Scientific appointed Jay Zager as Senior Vice President and Chief Financial Officer of Gerber Scientific effective on February 28, 2005. Mr. Zager will serve as Gerber Scientific's principal financial officer. The information set forth under Item 1.01 of this report is incorporated in this Item 5.02(c) by this reference. A copy of Gerber Scientific's news release announcing Mr. Zager's appointment is attached as exhibit 99.1 to this report.

Mr. Zager, 55, has served as Senior Vice President and Chief Financial Officer of Helix Technology Corporation, a semiconductor equipment manufacturer, from January 2002 through commencement of his service with Gerber Scientific. From May 2000 to October 2001, Mr. Zager served as Executive Vice President and Chief Financial Officer of Inrange Technologies Corporation, a storage networking company. He served as a Vice President in the Enterprise Solutions Group of Compaq Computer Corporation, a global provider of information technology products, services and solutions, from 1998 through 1999. From 1985 through 1998, Mr. Zager held several senior management positions with Digital Equipment Corporation, including Vice President and Chief Financial Officer, Worldwide Engineering and Research; Vice President, Business Development; and Group Controller of the U.S. Sales and Service division.

Item 9.01 Exhibits.

(c) Exhibits

The following is furnished as an Exhibit to this report:

Exhibit No. Description of Exhibit

99.1 Press release, dated February 7, 2005, issued by Gerber Scientific, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	February 7, 2005	By:	/s/ Anthony L. Mattacchione
Anthony L. Mattacchione Vice President and Corporate Controller (Duly Authorized Officer and Principal Accounting Officer)